Exhibit 2.7

EXPORT PREFINANCING CREDIT FACILITY AGREEMENT

By and between:

BIOCERES S.A., represented by the signatories herein below, with domicile at Ocampo 210bis, Rosario, Republica Argentina, (hereinafter referred to as the “BORROWER”) y

RASA HOLDING LLC, represented herein by the signatories herein below, with domicile at 1209 Orange St. Wilmington, New Castle, Delaware 19801, (hereinafter referred to as the “SURETY”), on the one part, and

BAF Latam Trade Finance Fund B.V., represented herein by the signatories indicated herein below, domiciled at De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands, (hereinafter referred to as the “LENDER”).

The BORROWER and SURETY are jointly referred to as “DEBTORS”;

The BORROWER, the SURETY and the LENDER are jointly referred to as the “Parties”.

RECITALS:

(a)                                 Whereas BORROWER is interested in obtaining financing to finance working capital to prefinance its export operations and of its Affiliates companies, and other corporate ending.

(b)                                 Whereas satisfaction of BORROWER’S and Affiliates’s current need of financing its working capital to prefinance its export operations and other corporate ending shall allow BORROWER and its Affiliates to continue developing and expanding its external markets.

(c)                                  For the reasons indicated in the aforementioned Whereas clause, and to enable the loan from a risk-analysis perspective, the BORROWER and the SURETY are willing to encumber assets to jointly secure the repayment of the credit;

(d)                                 That the SURETY, in its capacity as indirect controlled company, maintains strong commercial bonds with the BORROWER, reason why it is interested in guaranteeing its obligations so that it may obtain the aforementioned financing;

(e)                                  The LENDER is a financial institution devoted to the financing of activities of well known companies in different countries;

(f)                                   Whereas LENDER is willing to grant a credit facility of up to USD 5,000,000.00 (United States Dollars FIVE MILLION with 001/00) to BORROWER, subject to the terms and conditions of this Master Agreement, to the extent and provided that: (i) BORROWER and SURETY become jointly and severally bound to repay the same and to comply with all the obligations undertaken under the Master Agreement; (ii) the guarantees (as defined hereinbelow) are maintained in full force and effect and are enforceable until termination of the Master Agreement and payment of all the sums due by BORROWER under the Master Agreement; and (iii) the Parties agree on the applicable interest rate.

By virtue of the aforesaid Whereas clauses, this Credit Facility Agreement is executed pursuant to the following terms and conditions:

ONE: DEFINITIONS.

“Affiliates” means the subsidiary corporations and/or holding corporations and/or companies under common ownership together with any of the DEBTORS, including without limitation Rizobacter Argentina.

“Change of Control” means (i) a consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization or transaction, in which the stockholders immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization or (ii) a sale, lease, conveyance, exclusive license or other disposition of all or substantially all of its assets.

“Material Adverse Change” means any material unfavorable change in the economic, commercial, financial, operative, net worth or of any other kind of the DEBTORS and/or their Affiliates, or their projections, taken as a whole, or in the economic, financial and tax policy of the Republic of Argentina or of the United States of America, or the occurrence of any event that, at LENDER ‘s reasonable discretion, materially changes prevailing market conditions as of the date of execution of this Master Agreement (including, without limitation, any suspension, release or limitation to the compliance with monetary obligations under financial facilities and/or foreign trade facilities and/or any other kind of facilities, any payment suspension declaration in the Republic of Argentina or in any other financial or exchange market, the commencement of war, armed assaults, or any other type of national or international crisis directly or indirectly related to the Republic of Argentina); or the occurrence of any event that shall not allow the DEBTORS to fulfill or comply with their obligations hereunder; or any significant variation in the Peso/Dollar exchange rate, or any suspension in the foreign exchange markets of the Republic of Argentina and/or the United States of America giving as long as it results in the lack of capacity of the DEBTORS to fulfill the obligations arising from the Master Agreement.

“Master Agreement” means this credit facility agreement executed between the Parties.

“Assigned Credits” means the definition of Assigned Credit established in Section Four herein, any amendments and/or modifications thereof, including all credit rights derived from bills of lading, receipts, invoices and any other documents issued under the shipment mentioned in the aforesaid safe agreement to.

“Lender’s Account” means the LENDER’s bank account which is detailed below:

Intermediary Bank:
Bank of New York
One Wall Street

US-New York
ABA: 021000018
Swift-Code: IRVTUS3NXXX

Beneficiary Bank:
Credit Suisse, Zurich
Swift Code: CRESCHZZ80A

Beneficiary information:
Beneficiary: BAF LATAM TRADE FINANCE FUND B.V.
Address: Dc Boelelaan 7, Amsterdam, The Netherlands
Beneficiary account #: 1813638-32-1
IBAN: CH68 0486 6181 3638 3200 1

“BORROWER’s Account/s”. means the following bank account of the BORROWER whose data is specified bellow:

Bank: HSBC Bank USA N.A.
Fifth Avenue Office
452 Fifth Avenue
New York New York 10018
Routing No.: 021001088
ABA No.: 021001088
Swift Code: MRMDUS33
Account No.: 048-35165-2
Beneficiary: BIOCERES S.A.

“Assigned Debtors” means those third parties with which Rizobacter Argentina could enter into contracts that qualify as potential “Assigned Credits’ and which are indicated in ANNEX I hereto.

“DEBTORS” has the meaning given in the recitals hereof.

“Business Day/s” means the day/s on which bank and/or exchange activities are developed in the City of Buenos Aires.

“Transaction Documents” means this Master Agreement, the Disbursement Requests resulting therefrom, the Promissory Notes, and the documents related to the Assigned Credits.

“Dollars” and “USD” means United States Dollars, in cash or through a bank transfer.

“Material Adverse Effect” means a material adverse effect in (i) the business, assets, transactions or condition (financial or otherwise) of DEBTORS and/or their Affiliates.

“Event of Default” means any event, condition or circumstance mentioned in 8.2, Section EIGHT of the Master Agreement; and/or any non-compliance of the obligations set forth in the Master Agreement.

“Due Dates” means the due dates for payment of the Sums Due indicated in each of the Disbursement Requests, with the right to pay in advance the Sums Due plus compensatory interests accrued up to the date of the effective payment.

“SURETY” has the meaning indicated in the recitals of this Master Agreement.

“Guaranties” mean the Promissory Notes, the assignment of the Assigned Credits and the surety.

“Compensatory Interests” means the interest applicable under section 8.1 and calculated according to the interest rate applicable due to the Interest Rate agreed by the Parties.

“Late Payment Interests” means the interest applicable under section 8.1 which shall be equal to fifty per cent (50%) of the Compensatory Interest rate.

“Credit Facility” means this not revolving credit facility which, subject to the terms and conditions of the Transaction Documents, LENDER shall grant to BORROWER, up to a total amount of USD 5,000,000.00 (United States Dollars FIVE MILLION with 00/100) as the net maximum amount to be disbursed by LENDER.

“Credit Facility Due” means all of the Sums Due by BORROWER under the Credit Facility including interest as applicable, pursuant to Transaction Documents.

“Default” means any event or condition constituting an Event of Default, having the effects set forth in Section EIGHT hereof.

“LENDER” has the meaning given in the heading hereof.

“BORROWER” has the meaning given in the heading hereof.

“Applicable Rules” means all present and/or future, national, provincial or municipal rules applicable to the activities and the businesses of DEBTORS.

“Parties” has the meaning given in the recitals hereof.

“Promissory Note/s” means the promissory notes issued by BORROWER in favor of the LENDER and secured by SURETY, as per the form attached hereto as ANNEX II, for an amount equal to the Sum/s Due under each Disbursement Request, as set forth in Section THREE of the Master Agreement.

“Pesos” means the legal tender in the Republic of Argentina.

“Crediting Term” means the term of three (3) Business Days as from the effective date of receipt of the Disbursement Request.

“Confirmation Term” means the term of five (5) Business Days as from the date the required funds are credited in BORROWER’s Account pursuant to a Disbursement Request.

“Availability Term” is the term fixed exclusively to the benefit of LENDER, as from the date of execution of the Master Agreement until Marzo 30th 2018, during which LENDER undertakes to make the Credit Facility available to BORROWER.

“Rizobacter Argentina” means Rizobacter Argentina S.A., a company registered under the laws of Republic of Argentina, domiciled at Dr. Arturo Frondizi Avenue 1150, Parque Industrial Pergamino, Pergamino, Buenos Aires, Argentina which is an Affiliate company of the DEBTORS.

“Disbursement Request” is the form substantially identical to the one attached hereto as ANNEX III, having all required data, to be executed by BORROWER and bearing the signature of its attorneys-in-fact or legal representatives certified by a notary public.

“Sum/s Due” means the funds to be repaid by BORROWER to LENDER under each Disbursement Request plus any applicable interest and expenses - including those due by reason of Default - as per this Master Agreement.

“Interest Rate” means the following annual interest rate: 8% (eight percent), applicable to each disbursement of funds requested by the BORROWER to the LENDER, that the latter shall consider to calculate the amount of the Sums Due.

TWO: THE CREDIT FACILITY.

2.1. Availability of the Credit Facility.

(a) Conditional Availability. Subject to the specific performance of all and each of the Conditions Precedent, or to a written waiver by LENDER of one or all of the Conditions Precedent, without being required to do so under any circumstance, LENDER undertakes to make the Credit Facility available to BORROWER during the Availability Term, which shall only be used to finance working capital to operations of pre-finance exports of the BORROWER and its Affiliates to the extent of the Requests of Disbursement, pursuant to the conditions and procedure set forth in this Master Agreement.

(b) Effectiveness. Once the Availability Term has expired, BORROWER’s right to send to LENDER any Disbursement Requests will automatically and irrevocably cease, without any prior court or out-of-court notice being required for that purpose, unless the Availability Term is expressly extended in writing by LENDER, to its sole satisfaction, and such decision is sufficiently notified to BORROWER in a timely fashion.

(c) Amount of Disbursements. BORROWER may require as many disbursements as it may deem appropriate according to its needs as long as the aggregate sum of disbursements requested in the relevant Disbursement Requests do not exceed the total amount of the Credit Facility; consequently, in no case and under no circumstance, will LENDER be bound, or may be interpreted to be bound, to make disburse an amount higher than or exceeding the Credit Facility.

2.2 Precedent Conditions to the Granting of the Credit Facility.

The validity and effectiveness of the Credit Facility granted by LENDER under the Master Agreement is subject to the fact that, at LENDER’S reasonable discretion, (i) all and each of the following Conditions Precedent, set forth for LENDERS exclusive benefit, are fulfilled and remain fully effective as of the execution of this Master Agreement and until its termination, and/or (ii) LENDER expressly waives in writing one, any or all of the Precedent Conditions:

(a) Corporate Approvals. The DEBTORS must have validly signed the Transaction Documents and the attorneys-in-fact and/or legal representatives of the DEBTORS must have executed the Transaction Documents pursuant to powers of attorneys and/or any other documents which set forth that the persons authorized for the subscription of the Transaction Documents are sufficiently empowered for executing that act

(b) Effectiveness of the Representations and Statements made by DEBTORS. That all and each of the representations and statements made by DEBTORS in Section SEVEN of the Master Agreement are fully effective, and continue to be accurate, correct and true; and

(c) Non-existence of Material Adverse Changes and/or, Material Adverse Effects, or Events of Default. That no grounded events have either occurred and/or continue to exist or exist to foresee the occurrence of one or more Material Adverse Changes, Material Adverse Effects and/or Events of Default (whether the lapse and acceleration of terms have been declared or not), and no circumstance known by BORROWER and or SURETY has occurred that in any way may endanger, undermine or weaken the full effectiveness, validity, force and effect, scope, and enforceability vis-à-vis third parties of the Transaction Documents and Guarantees.

THREE: CONDITIONS PRECEDENT FOR DISBURSEMENTS.

3.1 Disbursement Request. To request LENDER a disbursement under the Credit Facility, BORROWER must send by reliable means and to LENDER’S satisfaction:

(i)                                     the original of the Disbursement Request duly filled out and signed by the legal representatives or attorneys-in-fact of BORROWER duly empowered therefor, with its signature certified by an Argentine notary public; each Disbursement Request shall always contain the requested disbursement amount, the Due Date/s thereof, the Sums Due payable by BORROWER on such Due Date/s calculated based on the Interest Rate.

(ii)                                  a Promissory Note issued in favor of the LENDER and co-signed by SURETY, payable at sight, for the amount of the Sums Due, duly signed by the legal representatives and/or the or attorneys-in-fact of DEBTORS duly empowered therefor, to the full satisfaction of LENDER, with their signatures duly certified by an Argentine notary public. LENDER shall return the Promissory Note to BORROWER within a term no longer than ten (10) Business Days after full payment of the Sums Due provided that the Sums Due have been paid in whole, together with any additional interests that could correspond in the event of Default and provided that there is no sum owed hereunder to LENDER for any reason.

3.2. Lack of Liability for Making a Disbursement or Not. Notwithstanding the provisions of this Section, LENDER shall not have any liability whatsoever to BORROWER for accepting or rejecting any Disbursement Requests received from BORROWER (including, without limitation, the Parties’ failure to agree on the Interest Rate applicable to the Disbursement Request) and, therefore, BORROWER expressly and irrevocably waives to file any claim against LENDER based upon such circumstance or cause.

3.3. Subsequent Proceeding. Disbursement.

(a)           Once the Disbursement Request documents have been received by LENDER, LENDER shall verify that all the information and documents contained therein are, accurate and in accordance with the Master Agreement. Notwithstanding the above, LENDER is not obliged to perform a legal audit or due diligence of the Disbursement Request document and, therefore, LENDER shall be not responsible for any misrepresentation, inaccuracy, omission and/or lack of genuineness thereof.

(b)           Notwithstanding the aforesaid, if LENDER agrees„ to the Disbursement Request and the Promissory Note, LENDER shall, at its own discretion and to its own satisfaction, and even without being bound thereto under the Transaction Documents, disburse the requested funds (net of any applicable deduction) in BORROWER’s Account within the Crediting Term. LENDER’S acceptance of a Disbursement Request does not bind LENDER to accept any other Disbursement Requests that BORROWER may submit to LENDER simultaneously or thereafter.

3.4. Confirmation. Within the Confirmation Term, BORROWER shall send to LENDER a note confirming receipt of such funds by reliable means. Notwithstanding the aforesaid, even in the event that BORROWER fails to send the confirmation note mentioned above, BORROWER’s failure to submit a claim by reliable means within a term of ten (10) calendar days as from completion of the Crediting Term shall imply BORROWER’s acceptance of the disbursement deposited in BORROWER’s Account.

3.5. LENDER’S Exclusive Power. Should, at LENDER’S exclusive discretion, any Material Adverse Change or Material Adverse Effect occur during the Availability Term, LENDER may immediately interrupt the processing of any Disbursement Request submitted under the Master Agreement being reviewed and evaluated by LENDER, as well as any disbursement of funds corresponding to a Disbursement Request approved by LENDER but which funds have not been actually credited in BORROWER’s Account, without giving rise to any responsibility for LENDER, the BORROWER consequently waiving the right to the file any action for responsibility grounded thereon. The aforesaid notwithstanding LENDER’s right to terminate the Master Agreement under the provisions of section EIGHT hereof.

FOUR: PAYMENT - ASSIGNMENT OF CREDITS. APPLICATION OF ASSIGNED CREDITS TO PAYMENT OF SUMS DUE

4.1. As security for performance of all the obligations of BORROWER hereunder and as payment of the Sums Due under the Master Agreement, in the event that any commercial transaction between the DEBTORS and/or Rizobacter Argentina and any of the Assigned

Debtors is consummated, within 24 (twenty-four) hours after such commercial transaction has been agreed upon for the sale of goods by Rizobacter Argentina and/or any of the DEBTORS, BORROWER shall give notice to LENDER of the transaction constituting the Assigned Credit (including supporting agreements and/or invoices and/or other specific documents) a-d within the referred term of 24 hours- the DEBTORS undertake to sign jointly with Rizobacter Argentina the Credit Assignment Agreement in accordance with the terms and conditions set forth in ANNEX IV attached hereto, whose dispositions shall apply to the Assigned Credits.

The Assigned Credits shall comply with the terms set forth in section 4.2 below, at LENDER’s satisfaction and under the terms and conditions set forth under the assignment agreement (“Assigned Credits”) pursuant to the model attached hereto as ANNEX IV (“Credit Assignment Agreement”), whose terms and conditions are deemed as reproduced, valid and an integral part hereof.

4.2. In the event that operations will be carried out regarding the Assigned Credits the Parties shall subscribe the Credit Assignment Agreement- as per the terms and term established in Section 4.1 and in the Credit Assignment Agreement-, under penalty of incurring in automatic Default.

FIVE: SURETY.

SURETY hereby becomes a joint and several surety, main payor, and co-debtor of the debts and liabilities undertaken by BORROWER under this Agreement, under the same terms and conditions set forth herein for BORROWER, expressly waiving the right to: (1) the benefits of division and excussion and other applicable related commercial and civil rules, (2) demand the previous court or out-of-court foreclosure of BORROWER or exercise any defense that may be available to BORROWER, and generally to file any defenses other than that of payment. The joint and several liability assumed by SURETY comprises, additionally, legal or conventional readjustment and accessory costs, such as currency updating, compensatory and penalty interest due by BORROWER. This surety shall be effective until full payment is made by BORROWER of all liabilities of BORROWER undertaken under this Credit Facility and covered by this guarantee. The following events shall be construed to be a breach of the provisions herein contemplated: if SURETY starts negotiations with any creditor for a general payment arrangement or changes their indebtedness schedule, becomes insolvent, or bankrupt, or bankruptcy proceedings are instituted, or petitions for a composition with creditors, or an Out of Court Reorganization Plan is filed, and the same are not withdrawn within 15 days from institution thereof. In such event, LENDER may, through notice served on SURETY, declare that BORROWER’s obligations are due and demand payment of all amounts due by BORROWER as payable, plus all expenses incurred by LENDER. SURETY makes the following representations and warranties, all of which shall continue to be effective during the life of this Agreement: (a) This guaranty is a valid and binding obligation of Surety, enforceable according to its relevant terms; (b) There is no by-law, rule, regulation or contract provision binding upon Surety that may be breached by the execution, delivery or performance of this guaranty. For all legal purposes hereof, SURETY establishes its special domicile at 1345 Avenue of the Americas, New York, NY 10105, USA; (Linklaters LLP, Conrado Tenaglia Conrado.tenaglia@linklaters.com), USA, and accepts that notices served through a certified telegram or other authentic means are valid. To all legal purposes hereof, SURETY irrevocably submits to the jurisdiction and applicable law set forth in Section TWELVE hereof, expressly waiving any other forum or jurisdiction.

SIX: PAYMENT CURRENCY.

6.1. DEBTORS undertake that payment of the full amount or the balance that may become due under the Transaction Documents-including payment of the Credit Facility Due- shall only be paid in Dollars and that no other currency shall be accepted. Consequently, DEBTORS expressly acknowledge and state that it is a material condition to this Agreement that payment of the Credit Facility Due, as well as compensatory and late-payment interest, if any, costs, court fees and further sums payable to LENDER hereunder, be canceled in Dollars, expressly waiving the doctrine of unforeseeability or any other similar theory to allege any increased burden for payment (including, without limitation, attempts of payment in Pesos or any other currency different from Dollars pursuant to Section 765 of the Civil and Commercial Code of the Republic of Argentina and/or any other law and/or legal doctrine).

6.2. In accordance with the provisions set forth in Section 6.1., if on any Due Date there is any restriction or prohibition to access the exchange market in the Republic of Argentina as the case may be, DEBTORS shall nevertheless pay the Credit Facility Due and any other amount payable under the Transaction Documents in Dollars, and it shall obtain such Dollars through any of the following mechanisms, at LENDER’s option.

6.2(a) Through the purchase with Pesos (or the then legal tender in the Republic of Argentina), of securities in Dollars and the transfer and sale of said instruments outside the Republic of Argentina for Dollars in an amount which, sold in a foreign market, and once applicable taxes, costs, commissions and expenses are deducted, the proceeds thereof in Dollars are equal to the amount of said currency due under the Transaction Documents; or

6.2(b) Through delivery to LENDER of any securities in Dollars, to LENDER’s express satisfaction and with a Dollar quotation abroad, in an amount which, once sold by LENDER in a foreign market, at market prices and conditions, and once applicable taxes, costs, commissions and expenses are deducted, the proceeds thereof in Dollars are equal to the aggregate amount in such currency due under the Transaction Documents; or

6.2(c) If there is any express legal prohibition in the Republic of Argentina preventing BORROWER from making the transactions stated in the two foregoing paragraphs, through delivery to LENDER of Pesos (or the then legal tender in the Republic of Argentina), in an amount which, on the payment date, is sufficient, once applicable taxes, costs, commissions and expenses are deducted, to purchase the aggregate amount of Dollars payable by BORROWER under the Transaction Documents, as per the exchange rate reported by Citibank N.A., New York, United States of America, to make Dollar acquisitions with Pesos in the City of New York, at 12 (twelve) hours (New York City time) on the payment date; or

6.2(d) Through any other procedure existing in the Republic of Argentina or abroad, on any Due Date under the Master Agreement, for the purchase of Dollars, to the express satisfaction and criteria of LENDER..

6.3. It is hereby expressly stated that in any of the alternatives detailed in 6.2. (a) through 6.2.(d), the Sums Due by BORROWER shall only be deemed paid and such payment shall have discharging effects only once the amount of Dollars due under the Transaction Documents and this Master Agreement is actually credited into Lenders Account.

6.4. All charges, costs, commissions, fees and taxes payable in connection with the procedures set forth in 6.2(a) through 6.2(d) above shall be paid by BORROWER.

6.5. If in order to obtain a judicial judgment the amounts in Dollars due hereunder should be translated into another currency, the Parties agree that the exchange rate to be used shall be such which, in accordance with normal banking procedures, LENDER shall be able to apply to such other currency to purchase Dollars in New York City, United States of America, on the Business Day prior to that day in which final judgment is rendered. Likewise, if a judgment is rendered against any of the DEBTORS for payment of a sum in a currency other than Dollars, payment obligation of any amount due under the Transaction Documents shall only be deemed paid if on the Business Day following the date in which LENDER has received any amount deemed to be due hereunder in such other currency, LENDER shall, under normal banking procedures, in the City of New York, United States of America, purchase Dollars with such other currency. If such amount of Dollars thus purchased is less than the amount due under the Transaction Documents, BORROWER agrees, as a different obligation and independently from such judgment, to compensate LENDER for such loss.

SEVEN: REPRESENTATIONS, WARRANTIES AND COMMITMENTS OF DEBTORS.

7.1. Representations and Warranties of DEBTORS.

In order to induce LENDER to enter into the Master Agreement, DEBTORS represent and warrant the following as of the date hereof and until termination of this Master Agreement:

7.1.1. That BORROWER is duly organized, registered and validly existing pursuant to the laws of the Republic of Argentina and the SURETY is duly organized, registered and validly existing pursuant to the laws of Delaware, with all necessary powers and authority to carry out the relevant operations and businesses currently developed by them; and

7.1.2. That DEBTORS are not bound to apply for authorizations or approvals from any judicial or governmental authority or from any other public or private entity (including, without limitation, lessors, lenders, creditors, insurance companies, and financial institutions) as a result of this Master Agreement and/or the Guaranties; and

7.1.3. That the Agreement and the Guaranties (i) are legal acts or businesses that DEBTORS are legally authorized and qualified to perform pursuant to the relevant legal and statutory provisions governing their activity; and (ii) that they are executed pursuant to all the required internal approvals of DEBTORS, without infringing any legal, statutory, stockholders’ meeting or contractual provision, and that no further authorization is necessary; and

7.1.4. That DEBTORS and/or their Affiliates have not materially and significantly defaulted on: (i) any order, ruling, mandatory injunction, demand, decree or request from any court of justice or arbitral tribunal, or any government agency, whether national, provincial or municipal, in the Republic of Argentina, or abroad, and/or (ii) payment of any taxes, rates, liens, social security debts and/or levies, whether national, provincial or municipal, in the Republic of Argentina, or abroad; and

7.1.5. That DEBTORS have no pending lawsuit, investigation or judicial, administrative or arbitral proceeding before any court of justice, arbitral tribunal or administrative authority, whether national, provincial or municipal, in the Republic of Argentina, or abroad; or any arbitration proceeding, that may (i) adversely and materially affect their capacity to fulfill their payment obligations under the Transaction Documents; (ii) affect the validity, legality or enforceability of any of the Transaction Documents; and/or (iii) have a material adverse effect on the business, financial or any other condition, or the result of their operations; and

7.1.6. That the execution and delivery of, and/or compliance with the Transaction Documents do not infringe any provisions under the Applicable Rules and/or any law and/or decree and/or regulation and/or resolution applicable to DEBTORS and do not infringe any order issued by any court or relevant judicial, arbitral or administrative authority DEBTORS might be subject to, and/or any provision under the current by-laws of DEBTORS and/or under any mortgage, security interest, debt instrument, contract or other undertaking in which DEBTORS might be a party or be bound to; and

7.1.7. That there is no paramount title and/or lien and/or restriction and/or limitation and/or hindrance whatsoever that precludes and/or prohibits and/or limits and/or in any way restricts the powers and rights of DEBTORS to execute all Transaction Documents (both main documents and ancillary documents); and

7.1.8. That DEBTORS are in compliance with the rules and regulations in force applicable to them in environmental, industrial safety and public health matters, and that they have secured all authorizations, permits and licenses required under such rules and regulations; and

7.1.9. That they have informed LENDER with all the information relating to or in connection with any other agreement, contract or transaction, fact and/or circumstance relating to DEBTORS that may in any way adversely and materially affect the capacity of any of them to comply with their payment obligations hereunder and under the Guarantees, and that all the information furnished to LENDER by DEBTORS relating to the preparation, negotiation and execution of the Transaction Documents is true and correct and does not contain any inaccurate information regarding any relevant fact, nor does it omit any relevant fact the mention of which might be necessary to prevent the stated facts from being inaccurate or misleading; and

7.1.10. That the annual balance sheet of BORROWER as of December 31st 2017 and that of SURETY as of December 31st 2017, the relevant statements of income and financial position, annexes and further information therein contained relating to BORROWER and/or SURETY, duly signed copies of which BORROWER and SURETY have delivered to LENDER through their pertinent authorities, accurately present the financial situation and result of operations of BORROWER as of such date, and that no adverse change or event that may cause an adverse change in the business, operations, prospects or financial condition of BORROWER and/or SURETY has occurred; and

7.1.11. That the surety granted by the Surety are not subject to any paramount title; and

7.1.12. That DEBTORS have taken out and maintain in force and effect all required insurance pursuant to the standards current of the country of origin pertinent to each of them for the activities they develop with creditworthy insurance companies of national renown; and

7.1.13. That the Transaction Documents and the obligations included therein are and will be at all times direct and general obligations of DEBTORS and have and will have at all times the highest preferential rank in DEBTORS’ debt in accordance with Applicable Rules; and

7.1.14. That the Transaction Documents are, or when duly executed and delivered will be, in proper legal form and substance under the applicable law for purposes of performance thereof, pursuant to applicable law. All formalities required in the Republic of Argentina and any other applicable jurisdiction for the validity and performance of the Transaction Documents (including any notice, registration, filing, payment of fees or taxes, notarization, or submittal to any Government Authority) have been complied with; and

7.1.15. That no Event of Default has occurred as a consequence of or in connection with the performance of the transactions contemplated in the Transaction Documents; and

7.1.16. That no Material Adverse Change has occurred as regards DEBTORS that may reasonably cause a Material Adverse Effect in their capacity to comply their obligations under the Transaction Documents; and

7.1.17. That every reasonable action is being followed and taken by them in order to remain compliant with all international laws, regulations and conventions relating to environmental, labor, health and social security issues as applicable thereto; and

7.2. Commitments and Obligations of DEBTORS

Following the execution hereof and to the extent any amount due hereunder remains outstanding, on any account and/or due to any reason whatsoever, DEBTORS firmly, expressly, irrevocably and unconditionally undertake to perform or abstain from performing all the acts and/or activities specified below:

7.2.1 To duly and timely pay the Credit Facility Due and all applicable expenses and interests relevant hereto as and when due, pursuant to the terms and conditions set forth herein; and

7.2.2 To keep all payments of taxes, liens, rates, and/or social security obligations and/or levies, whether national, provincial or municipal, both in the Republic of Argentina, and abroad, up to date, except in such cases where DEBTORS may, as applicable, file well-grounded objections in good faith to such payments through the pertinent legal procedures, as soon as permitted by the applicable procedural legislation and based on their unconstitutionality, inapplicability and/or illegality; and

7.2.3 To (i) maintain their legal capacity in force as well as all registrations necessary to maintain the same; (ii) take any reasonable steps to maintain all the rights, permits, authorizations, agreements, insurance, powers of attorney, privileges, franchises, registrations, licenses and the like in force, as are necessary or advisable for the regular conduct of their activity, businesses or operations and the performance of their obligations; (iii) maintain all their property in good state and working conditions; and (iv) abstain from performing any act that may adversely affect the validity and/or effect of the Agreement and the Guaranties and (v) to conduct and make all acts necessary for conservation, maintenance, renewal and effectiveness of their legal existence and rights, licenses, concessions, permits, privileges and franchise materials for the conduction and management of their respective businesses; and

7.2.4 To maintain LENDER fully and thoroughly informed of any Material Adverse Change and/or any other fact that may cause a Material Adverse Effect and/or otherwise adversely and significantly affect the payment capacity of DEBTORS of the obligations assumed hereunder and/or under the Guaranties; and/or that may adversely affect the validity and/or enforceability of any of the Guaranties, as well as of the actions taken to remedy the same; and

7.2.5 To make available to LENDER, and further deliver forthwith, at LENDER’s request, the following accounting documentation of DEBTORS: (i) annual financial statements duly audited by a first-level auditing firm of international prestige; (ii) biannual financial statements, (iii) quarterly financial statements, and iv) any other information LENDER might reasonable request at any time. The financial statements mentioned in (i) above must be submitted duly audited within one hundred and twenty (120) calendar days from the closing of the relevant fiscal year; the financial statements mentioned in (ii) shall be submitted within sixty (60) calendar days from the closing of the relevant semesters; the financial statements mentioned in (iii) above must be submitted within sixty (60) calendar days from the closing of the relevant semi-annual-period; and the documentation mentioned in (iv) must be submitted within five (5) calendar days following LENDER’s request, provided DEBTORS are able to meet such a request; and

7.2.6 Not to let in any manner whatsoever any third party creditor be subrogated to, and to preclude any third party creditor from becoming subrogated in any way to, any rights and/or actions granted to LENDER hereunder and under the Guaranties, which will entail, inter alia, the obligation of DEBTORS to demand the express waiver by any third party obligor of the power to become subrogated to such rights and/or actions to the extent any sum hereunder remains outstanding; and

7.2.7 To comply with Applicable Rules (including, without limitation, any law, rule, regulation, order, instruction or resolution applicable to them as regards environmental protection, toxic or hazardous wastes, pollution and health) and to maintain all authorizations, permits or licenses that are necessary under Applicable Rules; and

7.2.8 To comply in due time and manner with each and every of their obligations arising from the Transaction Documents; and

7.2.9 To immediately notify LENDER (i) of the occurrence of any Event of Default;

7.2.10 To keep accounting records and other records in proper form and allow LENDER’s access to their offices, facilities, books, records and files, allowing the performance of any accounting, legal, and management audits, by themselves or by the ones appointed by the LENDER to the extent such action does not materially and adversely interfere with the regular activities of the DEBTORS; and

7.2.11 To inform LENDER within 5 (five) Business Days after occurrence (i) of any loss, devaluation or damage according to general accepted accounting principles, suffered by DEBTORS’ property in amounts higher than FIVE MILLION United States Dollars and 001100 (USD 5,000,000.00), individually or cumulatively during each annual period, and (ii) any action or claim where the amount claimed from BORROWER is equal to or higher than FIVE MILLION United States Dollars and 001100 (USD 5,000,000.00) individually or cumulatively during each annual period, and

7.2.12. To abstain from repurchasing, redeeming or amortizing their own shares and from reducing their capital, with the exception of the Sell Options executed by the DEBTORS with YPF, San CristObal, Gador and the LENDER, and the 576 Bioceres’s shares owned by Rizobacter Argentina S.A..

7.2.13 To abstain from transferring or otherwise reducing, for any cause or on any account, including by means of a shareholder s’ agreement or stock syndication agreement with third parties, and from pledging, encumbering or granting, any kind of guaranty with regard to the current shareholdings of DEBTORS in other companies or cooperative associations, without the prior notification and consent from the LENDER, which shall not be unreasonably denied, except for the guaranties already granted.

7.2.14 To maintain all amounts due hereunder as to guaranties and privileges in collection not below any other obligation of DEBTORS in accordance with Applicable Rules; and

7.2.15 To inform LENDER on a quarterly basis (i) the consolidated debt of DEBTORS, and of all Affiliates of DEBTORS, held by each of such companies and by each financial entity as creditor (ii) the sales volume of each of the DEBTORS and DEBTORS’ Affiliates;

7.2.16 To replace, to LENDER’s full satisfaction, within a term of ten calendar days following request therefor, the Promissory Notes with another eligible instrument allowing the LENDER to initiate collection proceedings if, due to any change in the legislation, the aforementioned instruments lose their effect for such an end; and

7.2.17 To abstain from making any decision that could adversely affect the business and/or goodwill of DEBTORS.

7.2.18 To take and maintain in force all required insurance pursuant to the standards of the Argentine Republic and any other applicable jurisdiction for the activities developed by DEBTORS, with nationally and internationally reputable and creditworthy insurance companies, making available to the LENDER - at its sole request - the receipts of payment and any other documentation that evidence the LENDER’s compliance with the obligation stated herein;

7.2.19 To comply with all the requirements and demands from the Banco Central de la Republica Argentina and other Applicable Rules, and immediately provide evidence of such compliance to LENDER, to LENDER’s satisfaction.

7.2.20 To abstain from replacing DEBTORS’ auditors, without the LENDER’s prior written consent, except if the auditors are replaced by a “Big Four’s firm, i.e., any of the following: Price Waterhouse & Co. S.R.L., Deloitte & Co. S.R.L., Pistrelli, henry Martin & Asociados S.R.L. (a firm of Ernst & Young Global) and KPMG Finsterbusch Pickenhayn Sibille;

7.2.21 To provide all the information LENDER may request relating to the Assigned Credits, and to comply with every obligation as applicable for the Assigned Credits, if occurs, to be paid to LENDER, binding themselves to follow any necessary steps for LENDER to achieve full recognition of the Assigned Credits; DEBTORS will bear all expenses and costs resulting from or inherent in said assignments, including reasonable attorney’s fees or court costs LENDER may have to incur to collect the Assigned Credits;

7.2.22 To abstain from distributing dividends in cash or in any other form if such distribution may have an substantial impact on the payment capacity of DEBTORS for the compliance with all its obligations hereunder, and not to take any decision that could have an impact on the business or the good will of the DEBTORS.

7.2.23. Not to grant any loans, guaranties, bonds or any other form of security in addition to existing ones to any third individual or entity in excess of ONE MILLION FIVE HUNDRED THOUSAND United States Dollars with 00/100 (USD1,500,000.00) accumulatively.

7.2.246. To deliver within ten days as from issued respaldatory invoices of the business transaction of Rizobacter Argentina in the event that they occur.

EIGHT: DEFAULT.

8.1 DEBTORS’ default of the obligations agreed upon under this Master Agreement, including without limitation, payment in due time and manner of any Sum Due, shall occur automatically by operation of law and without any notice or order being required, upon the occurrence of any of the Events of Default. Upon BORROWER’S Default, the lapsing of all terms shall occur and LENDER shall be entitled to consider the aggregate amount of the Credit Facility Due as a past due debt, and to request and legally demand full payment thereof, plus accrued interest and other charges. As long as BORROWER continues to be in Default LENDER shall be entitled to receive compensatory interest at the Interest Rate plus Late-Payment Interest equal to fifty per cent (50%) of the Compensatory Interest rate.

8.2 LENDER shall also be entitled to consider that BORROWER is automatically in Default, that the Credit Facility Due is past due, and to request from BORROWER the prompt payment of all Sums Due upon the occurrence of any of the following Events of Default:

(a)                                 if any of the DEBTORS fail to pay any of the Sums Due in due time and manner;

(b)                                 if a third party requests with respect to any of the DEBTORS and/or their respective Affiliates to be declared bankrupt and such a request is not rejected by the court involved in the first procedural stage;

(c)                                  if DEBTORS and/or their respective Affiliates file a voluntary petition in bankruptcy, file for their own reorganization, or initiate procedures for an out-of-court reorganization plan or any debt restructuring;

(d)                                 if any of the DEBTORS and/or its Affiliates become insolvent, even if the steps described above are not taken;

(e)                                  in the event any attachment or any provisional remedy were granted over the property, assets or rights of DEBTORS and/or its Affiliates, or a legal prohibition from disposing of any of DEBTORS’ property were ordered in an amount exceeding FIVE MILLION United States Dollars and 00/100 (USD 5,000,000.00), whether individually or jointly during the life of the Master Agreement, and such attachments and/or provisional remedies were not released or cancelled due to any reason whatsoever within fifteen (15) judicial days following the request to release the attachment and/or cancel the provisional remedy, which request must be made at the first procedural opportunity possible; or

(f)                                   if at any time during the life of this Master Agreement, the lack of veracity, whether partial or total, by DEBTORS is found to exist in the statements included in Section Seven hereof and/or failure to comply with the undertakings assumed in such Section and/or lack of veracity in any of the applications of this Master Agreement;

(g)                                  if there were any modification which, in LENDER’s opinion, causes a material change in the basic conditions which have been considered for executing this Master Agreement;

(h)                                 If a Change of Control shall occur within the BORROWER and/or the SURETIES and/or its Affiliates, without the prior written consent of the LENDER, which shall not be unreasonably withheld.

(i)                                     if DEBTORS fail to comply with any of their obligations set forth under the Transaction Documents,

(j)                                    if DEBTORS fail to comply with any of its contractual obligations undertaken with any of the Assigned Debtors,

(k)                                 if for any reason whatsoever Sums Due hereunder are paid in a currency other than the Dollar, and the process provided in clause 6.2 was not followed;

(l)                                     if one or more final court judgments or arbitration awards were issued against DEBTORS or measures were adopted to foreclose any mortgage, attachment or other lien over the property of DEBTORS which, at LENDER’s discretion, may

(i) adversely and materially affect the capacity of DEBTORS to afford payment of their obligations hereunder; or (ii) adversely and materially affect any of the Guaranties;

(m)                             if there occurs a Material Adverse Change and/or a Material Adverse Effect; and

(n)                                 If the Assigned Receivables were not paid in a timely and accurate manner by the Assigned Debtors in the LENDER’s Account, and the DEBTORS fail to pay the amount of such Assigned Receivables on the Due Date

(o)                                 if BORROWER and/or SURETY files a court petition to have any of the Guarantees discharged or otherwise makes partial releases of the Guarantees in breach of the provisions in the Master Agreement.

(p)                                 If DEBTORS perform, unless prior ten (10) day express authorization given by the LENDER, any acts constituting or implying (a) a consolidation, merger, transformation, spin-off, or any other form of corporate restructuring, or (b) goodwill transfer or any other act having similar effects which, pursuant to any law or rule, may be enforced before the creditors of DEBTORS; or (c) the participation of DEBTORS in other activities outside the scope of its corporate purpose, or (d) the reduction, distribution or reimbursement of the corporate capital of DEBTORS to its shareholders; and

8.3 Each of the DEBTORS agree to comply with each and every one of the obligations under the Transaction Documents, and, therefore, the occurrence of an Event of Default will give rise to DEBTORS ‘s Default. Upon Default, LENDER may forthwith enforce the Guarantees and apply all Assigned Credits to payment of the Credit Facility Due.

8.4 In addition to the provisions set forth in 8.1 above, BORROWER’s Default due to non-fulfillment of any of the obligations agreed herein shall give place to the lapsing of all terms and the automatic default of BORROWER in all agreements executed between BORROWER and/or the SURETY and LENDER. Likewise, the default in any of such agreements shall give place to the automatic Default hereof — as per the terms set forth in 9.1 above — and of any other contractual obligation between BORROWER and/or SURETY and the LENDER. In that regard, upon BORROWER’s Default —and/or SURETY’s Default- due to the occurrence of any of the Events of Default detailed hereinabove, LENDER, at its own discretion, shall be entitled to enforce the Guarantees and/or other guaranties granted in other agreements executed between BORROWER and/or SURETY and the LENDER. Likewise, in such event, LENDER shall be entitled to apply to payment of the Sums Due hereunder, and/or under any other agreement executed between LENDER and BORROWER and/or SURETY, any BORROWER and/or SURETY’s funds then deposited — or those to be deposited in the future — in LENDER’s Account for any reason and/or contractual relationship between LENDER and BORROWER and/or SURETY.

NINE: COMMISIONS AND EXPENSES.

9.1 All commissions, bank fees (including, without limitation, bank fees and commissions resulting from the deposits and transfers made from and to Lender’s Account and/or Borrower’s Account), taxes and/or charges resulting from the transactions directly and/or indirectly derived from the Transaction Documents, shall be borne by BORROWER. BORROWER undertakes to pay all commissions and/or expenses to be borne by BORROWER to LENDER promptly and upon the latter’s sole request and not later than 48 hours following such request, which shall be duly evidenced.

9.2 All payments originated from the Transaction Documents shall be made by DEBTORS free of any deductions, withholdings and other charges of any nature whatsoever. If any of the DEBTORS is requested by law or any competent authority to make any deduction, withholding or charge, DEBTORS shall make such additional payments to LENDER as necessary so that, after such deductions, withholdings or charges, LENDER receives an amount equal to the amount due to LENDER hereunder as if such deductions, withholdings or charges have not been made. DEBTORS shall pay in due time and manner to the pertinent tax authorities the amount withheld, and shall obtain and give to LENDER a certified copy of the pertaining receipts evidencing such payment.

9.3 BORROWER shall comply in due time and manner, at their cost and expense, with the settlement of foreign currency and payment of all pertinent taxes directly or indirectly resulting from this Master Agreement and with any rules and regulations set forth by the Banco Central de la Republica Argentina, releasing LENDER from any obligation in connection therewith.

9.4 BORROWER and SURETY shall hold LENDER harmless, and defend and prevent any damage being made to LENDER, its shareholders and employees in connection with any and all of the obligations resulting from the transactions relating to the Assigned Credits, if occurs, entry and settlement of foreign exchange and any other taxable, exchange, banking, customs liability or of any other kind of obligations whatsoever resulting therefrom.

TEN: MASTER AGREEMENT ASSIGNMENT.

The LENDER may assign this Master Agreement and/ or the rights and obligations arising out thereof, in full or partially, by any of the means provided for by Law, the assignee acquiring the same benefits and/or rights and/or actions to which the LENDER is entitled under this Master Agreement. In such event, the LENDER shall give notice of the assignment to the BORROWER, as well as of the new payment instructions, using therefore any true means of notice. In such event, the BORROWER may file any defense against the assignee of the Agreement which it would have been entitled to file against the assigning LENDER.

ELEVEN: VALIDITY - EFFECT - INDEMNITY.

11.1 In the event any one or more of the provisions contained in this agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

11.2 This Master Agreement as well as all the Guaranties resulting herefrom will remain in full force and effect until all rights and/or obligations of the Parties hereunder are fully exercised and complied with. Furthermore, even after the obligations arising from the Master Agreement have been fulfilled, Sections NINE “Expenses”, ELEVEN “Validity-Effect-Indemnity” and TWELVE “Jurisdiction and Applicable Law/’ will survive and will remain in full force and effect until the expiration of the limitations that might be applicable.

11.3 Each of the DEBTORS will hold LENDER, directors, managers, officers, and employees (the “Indemnitee”) harmless against any loss, claim, complaint, liability and dispute of any kind based on contractual or extra-contractual grounds, or as provided in the applicable law; and every expense relating thereto (including reasonable attorney’s and advisor’s fees) incurred by the Indemnitee in connection with, relating to, arising from and as a consequence of the execution or delivery of the Master Agreement and the Guaranties and performance of the obligations thereunder, or performance of the transactions contemplated therein; to the extent the indemnity against such losses, complaints, liabilities or expenses does not result from the gross negligence or willful misconduct of the Indemnitee.

TWELVE: JURISDICTION AND APPLICABLE LAW

12.1 This Master Agreement is governed by and must be construed in accordance with the laws of the State of New York, United States of America.

12.2 DEBTORS irrevocably submit to the non-exclusive jurisdiction of the United States Southern District Courts for the District of New York, for any actions, lawsuits or proceedings that may be brought by LENDER in connection with this Master Agreement. The rulings against any of the DEBTORS in any of such actions, lawsuits or proceedings, shall be final, and shall be enforceable in any other jurisdiction.

12.3 Nothing of the aforesaid herein shall affect LENDER’s right to bring legal actions or to otherwise sue BORROWER and/or SURETY in any other jurisdiction deemed appropriate by LENDER, including LENDER’S right to initiate court or out-of-court collection proceedings of the Promissory Notes in Argentina or any other applicable jurisdiction.

12.4 BORROWER hereby irrevocably establishes its domicile at Corporation Services Company, domiciled at 1345 Avenue of the Americas, New York, NY 10105, USA as its authorized agent for the sole purpose of receiving, in its name and stead, letters and/or notices addressed to BORROWER in any action, lawsuit or proceedings filed by LENDER in the State of New York, and BORROWER shall also inform LENDER of the identity and domicile of any new agent BORROWER may designate for such a purpose.

12.5 If, for any reason, its authorized agent to receive notices at 1345 Avenue of the Americas, New York, NY 10105, USA, fails to be present, BORROWER agrees that notices to be served in any action, lawsuit or proceedings on BORROWER be delivered by US registered mail at BORROWER’s domicile stated in 12.8 of this Section FOURTEEN.

12.6 Notices served as stated in Section 12.4 hereof shall be considered personal, validly received, and mandatory for BORROWER.

12.7 Each of the DEBTORS irrevocably waive, to the maximum extent permitted by laws, the right to file an objection now or in the future against the jurisdiction of any of the courts mentioned in this Section hearing in any lawsuit, action or proceedings filed by LENDER, and, especially, each of the DEBTORS waive the right to file any defense or to allege lack of jurisdiction, or inconvenient forum regarding the court hearing in such action, lawsuit or proceedings. Each of the DEBTOS also expressly waive it right to challenge without cause the one-judge court or the collegiate court hearing the case. BORROWER and SURETY may only file a defense for full payment evidenced in writing, on a document sent by LENDER directly relating to the Master Agreement being performed or the guaranteed obligation, expressly waiving any other defenses of any kind whatsoever.

12.8 Any notices, requests and demands to or upon the respective Par Agreement shall be sent to the domiciles detailed below for each party. Addresses to which notices shall be sent may be modified prior written notice by self-probatory means of the change of address to the other party. Any notices, requests and demands to or upon the respective Parties hereto shall be effective and shall be deemed to have been duly given or made, unless otherwise expressly provided herein, when made if delivered by mail (postage prepaid) or by hand delivery or recognized commercial overnight delivery services and addressed. Addresses to which notices shall be sent may be modified prior written notice by self-probatory means of the change of address to the other party.

Any of the aforementioned notices to be made in respect of this Master Agreement shall be sent to the domiciles stated below:

BORROWER:

1)            Ocampo 210bis, Rosario, República Argentina

2)                                     With copy: Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105

SURETY:

1)            1209 Orange St. Wilmington, New Castle, Delaware 19801

2)                                     With copy: Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105

LENDER:

1)            De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands, with copy to: Luis Bonavita 1294, oficina 2210 - C.P. 11.300-Montevideo — ROU

THIRTEEN: SIGNATURES AND RECEIPT OF DOCUMENTS.

The parties hereto sign three (3) equal counterparts of the same tenor and to one sole purpose, being one (1) counterpart for LENDER, one (1) counterpart for BORROWER and (1) one counterpart for the SURETY.

For purposes of interpretation hereof the Spanish version of this Master Agreement shall prevail over the English version.

FOURTEEN: PLACE AND DATE.

This Master Agreement is executed by DEBTORS in the City of Buenos Aires, Republic of Argentina, and by LENDER in Montevideo, Uruguay on March 20, 2018,

/s/ Federico Trucco
By: Bioceres S.A.
Name: Federico Trucco
Title: Attorney in fact

/s/ Federico Trucco
By: RASA Holding LLC
Name: Federico Trucco
Title: Attorney in fact

/s/ Dolores Beramendi
By: BAF Latam Trade Finance Fund B.V.
Name: Dolores Beramendi
Title: Attorney in fact

Annex III

Disbursement Request

Buenos Aires, [     ].-

Sirs.

BAF Latam Trade Finance Fund B.V.

Dear Sirs:

We address you regarding the Credit Facility Agreement to finance working capital to operations of pre-finance export executed by and between you as Lender, [     ]S.A. as BORROWER, [     ] as SURETY dated [     ] (the “Master Agreement”): the definitions, terms and conditions of which are applicable to this Disbursement Request. In accordance with the provisions set forth in Section Three of the Master Agreement, we hereby request you a disbursement under the following terms:

(i)                                     The requested disbursement amount is USD                   (       United States Dollars).

(ii)                                  The Due Date/s for the payment of the Sums Due pursuant to the above mentioned disbursement shall be as follows:

Due Date	Currency and Amount
,20	USD

(iii)                               The Sums Due pursuant to the requested disbursement amount to a total amount of USD           (           United States Dollars), comprising the disbursement amount plus applicable interest accrued until the Due Date/s above established in accordance with the Discount Rate agreed with you hereunder.

(iv)                              We attach hereto a Promissory Note issued to your name, payable on demand, in the amount of USD     (         United States Dollars).

Date Issued	Termination Date	Currency and Amount
,20	On Demand	USD

In case of acceptance of this Disbursement Request, please transfer the funds of the requested disbursement, within the Crediting Term, to Borrower’s Account as indicated in the Master Agreement.

To the purposes set forth in this Disbursement Request the Spanish version shall prevail over the English version.

Yours sincerely,

Annex IV

CREDIT ASSIGNMENT AGREEMENT

By and between:

BIOCERES S.A., represented by the signatories herein below, with domicile at Ocampo 210bis, Rosario, Republica Argentina, (hereinafter referred to as the “BORROWER”), y

RASA HOLDING LLC, represented herein by the signatories herein below, with domicile at 1209 Orange St. Wilmington, New Castle, Delaware 19801, (hereinafter referred to as the “SURETY”), on the one part, and

RIZOBACTER ARGENTINA S.A., represented herein by Mr.                       and                  , in their capacities as                            and                  respectively, domiciled at [     ] Republic of Argentina, party of the first part, hereinafter referred to as the “ASSIGNOR”, and

BAF LATAM TRADE FINANCE FUND B.V., represented in this act by the signatories indicated herein above, domiciled at De Boelelaan 7, 1083 HJ, Amsterdam, Holanda, hereinafter referred to as the “LENDER”).

i) On            2018 the BORROWER and the LENDER executed a Credit Facility Agreement to finance working capital to operations of export pre-finance and other corporate ending, a copy of which is attached hereto as Annex A (the “Master Agreement”), whose definitions terms and conditions, shall be applicable and are deemed reproduced in this document.

ii) As set forth under Section Forth of the Loan Agreement, it is BORROWER’s intention to assign the Assigned Credits in favor of the LENDER, in compliance with its credit assignment commitment under the Master Agreement.

By virtue of the aforesaid whereas clauses, this Credit Assignment Agreement (“Credit Assignment Agreement”) is executed pursuant to the following terms and conditions:

1.  As security for performance of all the obligations of DEBTORS under the Master Agreement and in addition to any other guarantee, the ASSIGNOR assigns to the LENDER all the credit rights arising out of                (“Assigned Credit/s”) corresponding to goods expressly required — and the sale of which was expressly agreed between [   ] (“Assigned Debtor”) and the ASSIGNOR, which shall be applied as payment of the Sums Due.

2.  This assignment also implies the assignment and transfer in favor of the LENDER of all rights and actions to which the ASSIGNOR is entitled, or likely to be entitled, under the bills of lading that evidence the dispatch of the goods included in the Assigned Credits, as well as under the delivery notices and/or invoices to be issued by the ASSIGNOR in the future, as regards the products to be delivered to the Assigned Debtor/s under or resulting from the Assigned Credits. Such assignment or assignments include all rights and actions held by the ASSIGNOR and to which it is entitled in connection with the Assigned Credit/s and the documents related thereto placing the LENDER pad passu in priorities up to the pertinent scope and extent, subrogating him in all the rights or actions for the performance and/or collection of the contract, etc. likely to exist in the future in connection with such credit, notwithstanding the obligations arising out of the Assigned Credit/s, which shall remain under the exclusive responsibility of the ASSIGNOR.

3.  The ASSIGNOR undertakes to deliver to the LENDER, within 5 (five) days from dispatch thereof, the bills of lading related to the goods included in the Assigned Credits. Likewise, it undertakes to deliver to the LENDER, within 5 (five) days after receipt thereof by the Assigned Debtor, the delivery notices and invoices to be issued by it as a consequence of the Assigned Credits.

4.  The ASSIGNOR guarantees that all the amounts corresponding to the Assigned Credits shall be deposited by the Assigned Debtor in the LENDER’s Account. For such purpose, the ASSIGNOR undertakes to include in all and each of the invoices issued under the Assigned Credits to be sent to the Assigned Debtor, a legend expressly stating that such invoices shall be paid to the LENDER through a transfer of the pertinent funds to the LENDER’s Account. In each of the assigned invoices the ASSIGNOR undertakes to include the following legend:

“The credit represented and included in this invoice was assigned to        through the Assignment Agreement dated   /  /2018 You should pay the same on the due date through a deposit in Bank        , ABA               ,Beneficiary:                ,
Account No.                .

5.  In the event of default of the ASSIGNOR in the compliance of the obligations hereunder, and notwithstanding the legal actions that the LENDER may initiate against the DEBTORS and ASSIGNOR for the collection of the amounts due hereunder, the funds of the Assigned Credits deposited in the Lender’s Account shall be applied to the payment of the Sums Due plus applicable interest and expenses. All funds of the Assigned Credits deposited in the LENDER’s Account after the full payment of the Sums DUE and/or exceeding the amount of the Sums Due(plus the interest and expenses that may be applicable upon the BORROWER’S), shall be reimbursed to the ASSIGNOR through the transfer of those funds to the Borrower’s Account.

6.  This assignment is made under the DEBTORS AND ASSIGNOR’s liability to the LENDER. Therefore, if for any reason whatsoever the amount of the Assigned Credits is not paid to the LENDER as per the terms herein stated to comply with the payment of the Sums Due, the DEBTORS shall pay to the LENDER the total amount or the balance owed until completion of the aggregate amount of the Sums Due- plus applicable interest- under penalty of incurring in automatic Default.

7.  The ASSIGNOR agrees to duly notify this assignment to the Assigned Debtor within 48 hours from execution date hereof, and therefore the ASSIGNOR shall notify the Assigned Debtor, with the participation of a Notary Public, that the Assigned Credits have been assigned to LENDER and that the deposit of any corresponding sums regarding such Assigned Credits shall be made in the LENDER’s Bank Account by releasing a notice substantially identical to the form attached hereto as ANNEX B. Likewise, and notwithstanding the perfection of the assignment in the way mentioned above, the ASSIGNOR assumes the obligation of obtaining the express approval from the Assigned Debtor with regard to the present assignments, the Assigned Debtor shall through its legal representative or attorney in fact, sign such notification acknowledging its consent to the same. The BORROWER shall deliver such notification to the LENDER, with the Assigned Debtor acceptance as set forth herein.

8.  This Credit Assignment Agreement does not imply in any manner whatsoever the transfer by the ASSIGNOR to the LENDER of the obligations of the Assigned Credit/s, which shall remain under the ASSIGNOR’s responsibility. The ASSIGNOR irrevocably undertakes to comply with any and all of its obligations it undertook under the contracts which give rise to the Assigned Credit/s so that the LENDER’S right to collect the Assigned Credit/s shall not be affected. Non-compliance in due time and manner of the obligations mentioned above shall automatically give place by operation of law to the ASSIGNOR’S AND DEBTORS’S default. Default by operation of the law shall occur all the same with the consequences already mentioned in the event that, irrespective of the DEBTORS’s default, the Assigned Debtor’s rescinds or terminates the agreements for the sale of goods associated with the Assigned Credit’s, or ceases or ends its business relationship with the ASSIGNOR, whether unilaterally or as agreed between the ASSIGNOR and the Assigned Debtorts.

9.  The ASSIGNOR and DEBTORS represent and warrant the following to the LENDER:

(a) the collection of the Assigned Credits, in Dollars and through the transfer thereof to the LENDER’s Account;

(b) the instrumental form of the Assigned Credits;

(c) the legitimacy of the Assigned Credits and that the Assigned Credit/s may be freely disposed of by it, and that they are not subject to any attachment, assignment prohibition, or any lien whatsoever as of the date hereof;

(d) that they are not subject to restraining orders preventing it from disposing of its property;

(e) that it does not owe any sum of money which may give place to set offs or discharges of debts of any kind whatsoever over the Assigned Credits;

(f) that it has not received any sum resulting from the Assigned Credits and that the same have not been assigned, either partially or totally, to any natural or legal person before;

(g) the authenticity of the signatures of any document evidencing the cause for the Assigned Credits;

(h) that it shall comply with any and all of its obligations deriving from the Assigned Credits, including, but not limited to, delivery in due time and manner to the Assigned Debtor of the goods stated in the Assigned Credits.

(k) that at the execution hereof the Assigned Debtor is not in cease of payment, reorganization or bankruptcy and is it is involved in any of such situations, the ASSIGNOR undertakes to replace for other Assigned Debtor, in order to maintain the guarantee.

(m) that the Assigned Credit/s constitute lawful business transactions resulting from requirements of goods made by the Assigned Debtor as per the amounts, quality and quantity detailed in the Assigned Credits

(n) that the Assigned Credit/s are payable in US Dollars, excluding any other currency.

(o) that there are not and there will be not any type of restriction set forth by the Assigned Debtor and/or any other third party that avoids the assignment of the Assigned Credits and/or that in any manner whatsoever limits the ASSIGNOR and DEBTOR’ s faculties to subscribe this agreement and/or affects the right of the LENDER to collect the Assigned Credits in the manner agreed hereof.

(p) that the payment date of the Assigned Credits shall be prior or equal to the last Due Date of the Disbursement Request.

10.  If before the cancellation of the Assigned Credits, due to any reason whatsoever, the Assigned Debtor pays to the ASSIGNOR in the ASSIGNOR’s Account any amount derived from the Assigned Credits, the ASSIGNOR undertakes to transfer those funds to the LENDER’s Account immediately within the next 48 business hours and if applicable the amount necessary to pay the amount due plus the compensatory interests accrued from the due date until the date of effective payment.

11.  The Loan Agreement shall apply to all the aspects that were not expressly regulated herein. In particular the following Sections of the Master Agreement shall apply: Eight (Default), Seven (Representations, Warranties and Covenants of the BORROWER), Ten (Effectiveness and Indemnity), Eleven (Expenses), Twelve (Assignment), and Thirteen (Jurisdiction and Applicable Law).

12.  BORROWER’s default on any of the obligations assumed under this Credit Assignment Agreement shall cause the Default in the terms of the Section EIGHT of the Master Agreement. Likewise, the Default of the BORROWER under the Master Agreement shall cause the Default hereunder.

For purposes of this agreement the Spanish version shall prevail over the English version.

The parties hereto sign 2 (two) equal counterparts of the same tenor and for one sole purpose, one counterpart for the BORROWER and one counterpart for the LENDER.

Signed by the DEBTORS and ASSIGNOR in [     ] Republic of Argentina, and by the LENDER in the City of Montevideo, Uruguay on           2018.